Exhibit (a)(1)(v)

[FORM OF E-MAIL CONFIRMING RECEIPT OF ELECTION TO TENDER OPTIONS FOR EXCHANGE]

E-mail address:

Subject: Confirmation of your Election to Tender Options for Exchange

We have received your election form tendering your eligible stock options. The options you tendered are set forth below.

[Insert individual record of options tendered.]

Upon the terms and conditions described in the offer document and your election form, we expect to accept your options, if properly tendered, shortly after 8:00 p.m., Boston, Massachusetts time on August 3, 2005, unless we extend the offer period, in which case we expect to accept your options shortly following the expiration of the extended offer period.

After we accept your options, we will:

•	send you an email confirming that your options have been accepted for exchange;

•	cancel the options you have tendered for exchange; and

•	pay you an amount equal to the aggregate cash payments for the options we accepted for exchange, less applicable withholding amounts, in accordance with our regular payroll procedure.

If you wish to withdraw your options, you must withdraw your options in accordance with the procedures set forth in Section 5 of the offer document before the offer expiration time.

If you have any questions, please email us at stockoptions@ptc.com.